Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2018, relating to the consolidated financial statements and consolidated financial statement schedules of AgroFresh Solutions, Inc. appearing in the Annual Report on Form 10-K of AgroFresh Solutions, Inc. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 20, 2018